EXHIBIT 21.1

Subsidiaries of Registrant

Name	Jurisdiction
iPass (U.K.) Limited	United Kingdom
iPass France SAS	France
iPass Deutschland GmbH	Germany
iPass Holdings PTY LTD	Australia
iPass Asia Pte LTD.	Singapore
iPass Japan Kabushiki Kaisha	Japan
iPass India Private Limited	India
iPass Ltd.	Israel
GoRemote Internet Communications, Inc.	Delaware
GoRemote International Corporation	Delaware
Safe3w, Inc.	Delaware
Mobile Automation, Inc.	Delaware
Worldwide Axcelerant Group	Delaware
Axcelerant, Inc.	Delaware
MNS Holdings LLC	Delaware
Managed Network Services LLC	Delaware